Exhibit 99.1

Scientific Games Announces Second Quarter 2013 Results

NEW YORK, August 8, 2013 - Scientific Games Corporation (Nasdaq: SGMS) today announced results for the second quarter ended June 30, 2013.

Summary Financial Results

($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$235.0	$226.0	$454.6	$457.2
Operating income	12.5	11.4	23.6	36.3

Attributable EBITDA:
Continuing operations	$86.5	$83.2	$165.2	$170.0
Discontinued operations	(0.7)	0.3	(0.7)	0.2
Attributable EBITDA	$85.8	$83.5	$164.5	$170.2

Net loss:
Continuing operations	$(12.4)	$(10.9)	$(24.7)	$(7.0)
Discontinued operations	(0.6)	(1.7)	(1.4)	(3.8)
Net loss	$(13.0)	$(12.6)	$(26.1)	$(10.8)

Net loss per share:
Continuing operations	$(0.14)	$(0.12)	$(0.29)	$(0.08)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)
Net loss per share	$(0.15)	$(0.14)	$(0.31)	$(0.12)

Capital expenditures	$44.2	$28.6	$80.5	$50.4
Free cash flow	2.6	32.9	(10.4)	33.0

Attributable EBITDA and free cash flow are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to GAAP financial measures in the accompanying tables.

Scientific Games sold its installed base of gaming terminals in its pub business on March 25, 2013. The related results of operations are presented as discontinued operations in the Company’s financial statements for all periods presented. All financial results referenced in this press release are for continuing operations only, unless otherwise noted.

Recently Executed Contracts

New Contracts:

▪	Northstar New Jersey Lottery Group (“Northstar New Jersey”), a joint venture in which Scientific Games owns an approximate 18% equity interest, signed a long-term contract to provide marketing and sales services for the New Jersey Lottery until 2029. Under separate supply agreements, Scientific Games and GTECH will provide Northstar New Jersey with instant lottery games, lottery systems and equipment, and related services. Scientific Games is expected to have a 30% economic interest (and to be responsible for 30% of the capital requirements) associated with these supply arrangements.
▪	The Hellenic Republic Asset Development Fund signed a 12-year concession agreement with the consortium in which Scientific Games is a participant, for the exclusive rights to the production, operation, circulation, promotion and management of the Greek State Lotteries; Scientific Games has a 16.5% equity interest in the consortium and will have exclusive responsibility for instant ticket design and production; commencement of operations under the new concession is subject to Greek parliamentary and competition authority approvals

▪	Lottery systems contract with the Hungarian State Lottery to provide next-generation central system hardware and software, additional lottery terminals and related services
▪	Instant ticket cooperative services (“CSP”) contract with Loteria Electronica Internacional Dominicana S.A. (“LEIDSA”), the largest electronic lottery in the Dominican Republic, for a seven-year period, with a three-year extension option held by the lottery
▪	Agreement with Société de la Loterie de la Suisse Romande (“LoRo”) to provide and support approximately 3,000 new lottery retail terminals and new central application terminal software in Switzerland
▪	Contracts with Norsk Tipping, the national lottery in Norway, to provide and support approximately 5,000 new lottery retail terminals, with terminal delivery and installation expected to begin in 2014, and to develop and support a central system for instant games
▪	Contract with the Rhode Island Lottery to serve as the sole supplier of instant tickets on a price per thousand tickets basis through June 30, 2016, with five additional one-year extension options held by the lottery
▪	Instant ticket CSP contract with the South Carolina Lottery through September 30, 2018, with a two-year extension option held by the lottery

Contract Extensions:

▪	Agreement to serve as primary vendor for the central management system for sports betting for the Israeli Sports Betting Board (“ISBB”) until February 2016
▪	Contract with the Ohio Lottery to continue supplying instant tickets through June 2015
▪	Contract with the Oregon Lottery to continue supplying instant tickets through June 2017
▪	Instant ticket contract through December 2014 with Tatts Lotteries, the largest operator of lotteries in Australia; the contract includes two one-year extension options held by the customer
▪	Contract with the West Virginia Lottery to continue to serve as the video lottery central system vendor for all video lottery machines within the state through January 2018

“Our business has performed well since our last update,” Chairman and Chief Executive Officer A. Lorne Weil commented. “In addition to benefitting from strong U.S. lottery retail sales, we won a number of new contracts and extensions and have made significant progress on our pending acquisition of WMS. The New Jersey Lottery’s award of a marketing and sales services contract to our joint venture reflects our success in demonstrating to lotteries how our industry-leading instant game management and other lottery outsourcing programs may help improve lottery performance. We are also pleased with the progress we continue to make in our planning for the successful integration of WMS, while both companies remain focused on serving our respective customers and securing future business.”

Jeffrey S. Lipkin, Senior Vice President and Chief Financial Officer, added, "Our solid second quarter results reflected the benefits of our diverse, participation-based business model and the strength of our core businesses. We are focused on executing on our numerous recent contract wins, several of which we expect will be reflected in our results beginning later this year, and continuing to prepare for the closing of the WMS acquisition. We are pleased that we achieved several key milestones to the closing, including WMS stockholder approval and the successful syndication of our term loan to finance the transaction. We are also continuing to make good progress in the gaming regulatory approval process, with approvals received in a number of jurisdictions, and we remain on track for a fall closing. Importantly, we believe we have the right framework in place to successfully integrate WMS with Scientific Games to create a world-class global lottery and gaming company and deliver on the expected synergies.”

Business Update

The Company’s second quarter results reflected the strong performance of its core lottery businesses. The instant ticket and draw game retail sales of the Company’s U.S. customers increased 4.9% and 10.8%, respectively, during the quarter. Instant ticket sales continued to be propelled by strong performance in larger states, while draw sales benefited from a record Powerball® jackpot of $591 million in the quarter.

In Italy, instant ticket retail sales decreased 2.4% in the second quarter compared to the prior-year period, a comparable percentage decrease relative to the year-over-year percentage decrease in the first quarter of 2013. While instant ticket sales appear to have been impacted in part by continued challenging economic conditions in Italy, we believe we are seeing some signs of stabilization. In China, instant ticket retail sales declined 7.6% in the second quarter of 2013 compared to the prior-year period, which we believe is primarily due to competition from other lottery products that is impacting instant ticket sales.

The Company’s U.K. gaming business faced challenging year-over-year comparisons against strong gross win levels in the prior-year period. Additionally, economic conditions in the U.K. affected player activity and gross win across all betting shops. While we had been able to grow this business in 2012 despite the economic backdrop, our gross win per terminal decreased modestly in the first two quarters of 2013, with gross win per terminal down 2.2% year-over-year in the second quarter. However, as anticipated, the Company is seeing a positive response from players as it continues to roll out new Infinity2 gaming terminals with enhanced functionality to Gala Coral. Revenue and profitability of the gaming business outside the U.K. were negatively affected by specific issues impacting two customers that the Company has been working to resolve.

Significant progress was made during the second quarter toward completing the Company’s pending acquisition of WMS, as WMS’ stockholders approved the acquisition and the Company successfully syndicated the term loan acquisition financing. The Company also continues to make meaningful progress in securing the required gaming regulatory approvals. Key executives of both companies are leading the detailed integration planning efforts, which are focused on positioning the Company to realize the acquisition’s expected scale benefits and synergy opportunities that have been previously outlined. The completion of the WMS acquisition remains subject to the approval of gaming regulatory authorities and other customary closing conditions.

In connection with the pending WMS acquisition, the Company incurred regulatory costs, professional fees and other expenses totaling approximately $2.4 million in the second quarter of 2013, with additional transaction-related fees and expenses anticipated to be incurred throughout the balance of 2013.

Second Quarter 2013 Operating Results by Segment

($ in millions)

	Revenue		Operating Income (Loss)
	Three Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
Printed Products	$130.1	$122.7	35.3	23.1
Lottery Systems	68.9	64.6	8.3	10.5
Gaming	36.0	38.7	(8.4)	(0.8)

Printed Products

Revenue

•	Revenue growth was primarily driven by a $5.3 million increase in revenue from customers that purchase tickets on a price per thousand tickets basis and a $1.8 million increase in revenue from customers who purchase tickets on a percentage of sales basis along with the acquisition of Provoloto in 2012

Operating Income

•	Increase in operating income primarily reflected:
o	the absence of $4.5 million of employee termination and restructuring costs recorded in the prior-year period
o	a $4.0 million decrease in depreciation and amortization as the prior-year period was negatively impacted by a $3.1 million write-down of certain development costs and $1.5 million of accelerated depreciation related to closing the Australia printing facility
o	a $3.8 million benefit from a higher and more profitable revenue mix

Lottery Systems

Revenue

•	Sales revenue increased $3.1 million, largely due to higher sales to international customers
•	Service revenue increased $1.1 million, primarily driven by higher U.S. retail sales from a record Powerball jackpot

Operating Income

•	Decrease in operating income primarily reflected a $1.8 million increase in depreciation and amortization related to new hardware deployed in the U.S. and China, along with a less profitable service revenue mix

Gaming

Revenue

•	The service revenue decrease was primarily due to:
o	$1.5 million of lower revenue from customers outside the U.K.
o	$1.2 million of negative foreign exchange impact
o	$0.8 million from the loss of the William Hill contract in 2012
•	The decline in service revenue was partially offset by increased revenue from U.K. LBO customers (excluding William Hill), growth of the interactive business and the acquisition of ADS in 2012
•	The decline in sales revenue primarily reflected lower sales of gaming terminals

Operating Income

•	Decrease in operating income was principally due to:
o	an $8.4 million increase in depreciation and amortization, which reflects a write-down of used gaming terminals and accelerated depreciation related to a change in the estimated useful lives of terminals
o	a $2.9 million impact of a lower and less profitable revenue mix
•	The decline in operating income was partially offset by:
o	a $2.3 million reduction in selling, general and administrative expenses primarily related to lower accounts receivable reserves
o	the absence of $1.2 million of employee termination and restructuring costs recorded in the prior-year period

Interest Expense and Other Income (Expense)

•	Interest expense increased by $1.0 million due to the issuance of senior subordinated notes in the third quarter of 2012
•	Other income increased by $1.4 million driven by a decrease in foreign exchange transaction expense

Earnings and EBITDA from Equity Investments

•	Earnings from equity investments decreased by $3.4 million, primarily due to lower results from the Company’s International Terminal Leasing (“ITL”) and Northstar Illinois joint ventures
o	Decrease in ITL results due to change in estimated useful lives of gaming terminals
o	Decrease in Northstar Illinois results due to recording an estimated net shortfall payment obligation in the second quarter that is being amortized over the ten-year contract life
•	EBITDA from equity investments declined by $1.1 million, primarily reflecting lower results from the Company’s LNS joint venture in Italy (“LNS”)

Liquidity and Capital Resources

•	At June 30, 2013, cash and cash equivalents of $78.1 million and availability under revolving credit facility of $213.8 million
•	Total debt of $1,459.4 million as of June 30, 2013 compared to $1,468.2 million at December 31, 2012
•	Free cash flow for the second quarter was $2.6 million, compared to $32.9 million in the prior-year quarter, principally reflecting a $15.6 million increase in total capital expenditures primarily related to the purchase of gaming terminals in the U.K. and printing press upgrades

•	Received return of capital payments in the second quarter of 2013 from equity investments in Italy of $16.0 million. In the second quarter of 2012, received return of capital payments from LNS of $15.1 million and ITL of $0.9 million. These amounts are not included in the free cash flow metric
•	Received $26.0 million in cash dividends from equity investments representing distribution of earnings in the second quarter:
o	Italy - $17.9 million
o	China - $3.8 million
o	ITL - $2.4 million
o	Roberts Communications Network - $1.9 million
•	Made $21.4 million equity investment in Northstar New Jersey in the second quarter

Pending Acquisition of WMS Industries Inc. (“WMS”)

As previously announced on January 31, 2013, Scientific Games entered into an agreement to acquire WMS for $26.00 in cash per common share, or approximately $1.5 billion in the aggregate.

WMS’ stockholders approved the proposed merger at a special stockholders’ meeting on May 10, 2013, which satisfied a key condition to closing. On May 22, 2013, Scientific Games successfully completed the syndication of a contemplated $2.3 billion term loan facility that, together with a previously syndicated $300 million revolving credit facility, is expected to comprise the financing necessary to complete the merger. Scientific Games has also received notice from the Federal Trade Commission of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the merger, which satisfied the related closing condition. Completion of the transaction remains subject to approvals by gaming regulatory authorities and customary closing conditions.  Scientific Games and WMS have filed applications (or otherwise provided the required documentation or information) in each of the approximately 50 jurisdictions where gaming regulatory approval is a condition to closing or have received confirmation that receipt of such approval is not required prior to closing, with approvals received in a number of jurisdictions. The Company expects the transaction to close in the fall of 2013. However, no assurance can be given that the merger will be completed.

Conference Call Details

Scientific Games will host a conference call today at 8:00 am Eastern Time to review these results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (800) 295-4740 (U.S. and Canada) or (617) 614-3925 (international). The conference ID is 78727593.

A presentation summarizing the results will also be provided in the Investor Information section on our website prior to the conference call. A replay of the webcast and accompanying presentation will be archived in the Investor Information section on our website.

About Scientific Games

Scientific Games Corporation is a global leader in providing customized, end-to-end gaming solutions to lottery and gaming organizations worldwide. Scientific Games' integrated array of products and services includes instant lottery games, lottery gaming systems, terminals and services, and internet applications, as well as server-based interactive gaming terminals and associated gaming control systems. For more information, please visit our website at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release, the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “should,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flows to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, strategic equity investments and relationships; failure of our Northstar Illinois joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois Lottery; failure of our Northstar New Jersey joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey Lottery or otherwise to realize the anticipated benefits under such agreement (including as a result of a protest); the seasonality of our business; failure to receive the required approvals related to the award to our consortium of an instant ticket concession in Greece on a timely basis or at all, or otherwise to realize the anticipated benefits in connection with such concession; failure to complete the pending acquisition of WMS Industries Inc. (“WMS”) on a timely basis or at all, including due to the inability to obtain the gaming regulatory approvals required to complete the acquisition; disruption of our current plans and operations in connection with the WMS acquisition; failure to achieve the intended benefits of the WMS acquisition, including due to the inability to realize synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; inability to identify and capitalize on trends and changes in the lottery and gaming industries, including the potential expansion of regulated gaming via the internet; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with international operations; influence of certain stockholders; dependence on key personnel; failure to perform under our contracts; resolution of pending or future litigation; labor matters and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2013 and in its subsequent periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Attributable EBITDA, as used herein, is based on the definition of "consolidated EBITDA" in our credit agreement (summarized below), except that attributable EBITDA as used herein includes our share of the EBITDA of all of our equity investments (whereas "consolidated EBITDA" for purposes of the credit agreement generally includes our share of the EBITDA of our Italian joint venture but only the income of our other equity investments to the extent it has been distributed to us). Attributable EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net income (loss) in a schedule below.

Attributable EBITDA includes adjustments only to the extent contemplated by the definition of “consolidated EBITDA” in our credit agreement (which adjustments are summarized in the paragraph below). For purposes of calculating our financial ratios under the credit agreement, consolidated EBITDA is calculated over a trailing period of four consecutive fiscal quarters and more recent adjustments may replace older adjustments within such four-quarter period, subject to any caps specified in the credit agreement with respect to particular categories of adjustments (as discussed below). Accordingly, the aggregate amount of any such adjustments within a particular category reported in our quarterly earnings releases over a four-quarter period may exceed such cap over such period (but will not exceed such cap in any particular quarter). Note that the adjustment referred to in clause (9) in the paragraph below was added to the definition of “consolidated EBITDA” as part of the March 11, 2011 amendment to our credit agreement and revised as part of the August 25, 2011 amendment to our credit agreement.

"Consolidated EBITDA" means, for any period, "consolidated net income" as defined in the credit agreement (i.e., generally our consolidated net income (or loss) excluding the income (or deficit) of our equity investments (other than our Italian joint venture) except to the extent that such income has been distributed to us) for such period plus, to the extent deducted in calculating such consolidated net income for such period, the sum of (1) income tax expense, (2) depreciation and amortization expense, (3) interest expense (other than any interest expense of our Italian joint venture in respect of debt for borrowed money of such joint venture if such debt exceeds $25,000,000 in the aggregate), (4) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with debt (see line item captioned “Debt-Related Fees and Charges” in the schedules below), (5) amortization of intangibles (including goodwill) and organization costs (see line item captioned “Amortization of Intangibles” in the schedules below), (6) earn-out payments with respect to certain acquisitions that we have made or any other “permitted acquisitions” (generally, acquisitions of companies that are primarily engaged in the same or related line of business and that become subsidiaries of ours, or acquisitions of all or substantially all of the assets of another company or division or business unit of another company), including any loss or expense with respect to such earn-out payments (see line item captioned “Earn-Outs for Permitted Acquisitions” in the schedules below), (7) extraordinary charges or losses determined in accordance with GAAP, (8) non-cash stock-based compensation expenses, (9) any cash compensation expense incurred but not paid in such period so long as no cash payment in respect thereof is made or required to be made prior to the scheduled maturity of the borrowings under the credit agreement (provided that up to $993,000 of non-cash compensation expense accrued prior to August 25, 2011 may be added back notwithstanding that cash payments may be required to be made in respect thereof prior to the scheduled maturity of the borrowings) (see line item captioned “Deferred Contingent Compensation Expense” in the schedules below), (10) up to $3,000,000 of expenses, charges or losses resulting from certain Peru investments (see line item captioned “Peru Investment Expenses, Charges or Losses” in the schedules below), (11) the non-cash portion of any non-recurring write-offs or write-downs as required in accordance with GAAP (see line item captioned “Non-Recurring Write-Offs under GAAP” in the schedules below), (12) advisory fees and related expenses paid to advisory firms in connection with “permitted acquisitions” (see line item captioned “Acquisition Advisory Fees” in the schedules below), (13) certain specified "permitted add-backs" (i.e., (A) up to $15,000,000 (less the amount of certain permitted pro forma adjustments to “consolidated EBITDA” in connection with material acquisitions) of charges incurred during any 12-month period in connection with (i) reductions in workforce, (ii) contract losses, discontinued operations, shutdown expenses and cost reduction initiatives, (iii) transaction expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, and (iv) restructuring charges and transaction expenses incurred in connection with certain transactions with Playtech Limited or its affiliates, and (B) reasonable and customary costs incurred in connection with amendments to the credit agreement) (see line item captioned “Specified Permitted Add-Backs” in the schedules below) (provided that the foregoing items (1) through (13) do not include write-offs or write-downs of accounts receivable or inventory and, except with respect to “permitted add-backs”, any write-off or write-down to the extent it is in respect of cash payments to be made in a future period), (14) to the extent treated as an expense in the period paid or incurred, certain payments, costs and obligations made or incurred by us in connection with any award of a concession to operate the instant ticket lottery in Italy, including any up-front fee required under the applicable tender process (see line item captioned “Italian Concession Obligations” in the schedules below), (15) restructuring charges, transaction expenses and shutdown expenses incurred in connection with the disposition of all or part of our racing and venue management businesses, together with any charges incurred in connection with discontinued operations and cost-reduction initiatives associated with such disposition, in an aggregate amount (for all periods combined) not to exceed $7,325,000 (see line item captioned “Racing Disposition Charges and Expenses” in the schedules below) and (16) up to 5,250,000 pounds Sterling during any four-quarter period of expenses or charges incurred in connection with the payment of license royalties or other fees to Playtech Limited or its affiliates and for software services provided to Global Draw or Games Media by Playtech Limited or its affiliates (see line item captioned “Playtech Royalties and Fees” in the schedules below), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (1) interest income, (2) extraordinary income or gains determined in accordance with GAAP and (3) income or gains with respect to earn-out payments with respect to acquisitions referred to above (see line item captioned “Income on Earn-Outs for Permitted Acquisitions” in the schedules below), provided that the aggregate amount of “consolidated EBITDA” that is attributable to the Company’s interest in its Italian joint venture that would not have otherwise been permitted to be included in “consolidated EBITDA” prior to giving effect to the March 11, 2011 amendment to the credit agreement will be capped at $25,000,000 in any period of four consecutive fiscal quarters (or $30,000,000 in the case of any such period ending on or prior to June 30, 2012). “Consolidated EBITDA” is also subject to certain adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. The foregoing definitions of “consolidated net income” and “consolidated EBITDA” are qualified in their entirety by reference to the full text of such definitions in our credit agreement, which was amended and restated on August 25, 2011, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2011.

Free cash flow, as included herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from equity investments, as included herein, represents our share of EBITDA from equity investments, which is defined as equity in earnings from our equity investments (whether or not any such earnings have been distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

The Company’s management uses the foregoing non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations, as well as the performance of its equity investments, which have become a more significant part of the Company’s business; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Accordingly, the Company’s management believes that these non-GAAP financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management.

In addition, the Company’s management believes that attributable EBITDA is helpful in assessing the overall operating performance of the Company and its equity investments and highlighting trends in the Company’s and its equity investees’ core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from the Company’s and its equity investees’ earnings financial items that management believes have less bearing on the Company’s and its equity investees’ performance, such as income tax expense, depreciation and amortization expense and interest (income) expense.  Moreover, management believes attributable EBITDA is useful to investors because a significant and increasing amount of the Company’s business is through its equity investments. Management further believes that attributable EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  Management believes that EBITDA from equity investments is helpful in monitoring the financial performance of the Company’s equity investments and eliminates from the equity investees’ earnings financial items that management believes have less bearing on the equity investments’ performance.

The Company’s management also believes attributable EBITDA is useful to investors because the definition is derived from the definition of “consolidated EBITDA” in our credit agreement, which is used to calculate the Company’s compliance with the financial covenants contained in the credit agreement. Moreover, attributable EBITDA and free cash flow (calculated by subtracting total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures) from attributable EBITDA) are metrics used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account changes in applicable accounting rules during the year)).

Accordingly, the Company’s management believes that the presentation of the non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP. The non-GAAP financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The non-GAAP financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Instant tickets	$126,538	$119,627	$249,351	$242,951
Services	85,176	85,335	166,943	172,240
Sales	23,330	21,045	38,338	42,010
Total revenue	235,044	226,007	454,632	457,201

Operating expenses:
Cost of instant tickets (1)	71,510	68,420	139,704	138,383
Cost of services (1)	46,204	42,926	92,437	86,229
Cost of sales (1)	15,660	14,238	25,951	31,165
Selling, general and administrative	46,154	46,464	96,795	91,762
Employee termination and restructuring	-	5,747	331	8,051
Depreciation and amortization	43,064	36,818	75,833	65,286
Operating income	12,452	11,394	23,581	36,325
Other (expense) income:
Interest expense	(25,138)	(24,185)	(50,146)	(49,083)
Earnings from equity investments	3,495	6,915	9,631	15,760
Other income (expense), net	193	(1,208)	(805)	(686)
Total other expense	(21,450)	(18,478)	(41,320)	(34,009)
Net (loss) income before income tax expense	(8,998)	(7,084)	(17,739)	2,316
Income tax expense	3,385	3,828	6,931	9,360
Net loss from continuing operations	$(12,383)	$(10,912)	$(24,670)	$(7,044)

Discontinued operations:
Loss from discontinued operations	$(771)	$(2,321)	$(2,682)	$(4,991)
Other (expense) income	(1)	100	(46)	56
Gain on sale of assets	-	-	828	-
Income tax benefit	180	544	442	1,209
Net loss from discontinued operations	$(592)	$(1,677)	$(1,458)	$(3,726)

Net loss	$(12,975)	$(12,589)	$(26,128)	$(10,770)

Basic earnings per share:
Continuing operations	$(0.14)	$(0.12)	$(0.29)	$(0.08)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)
Basic net loss	$(0.15)	$(0.14)	$(0.31)	$(0.12)

Diluted earnings per share:
Continuing operations	$(0.14)	$(0.12)	$(0.29)	$(0.08)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)
Diluted net loss	$(0.15)	$(0.14)	$(0.31)	$(0.12)

Weighted average number of shares:
Basic shares	85,016	92,767	84,813	92,625
Diluted shares	85,016	92,767	84,813	92,625

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in thousands)

	June 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$78,084	$109,015
Other current assets	349,289	375,603
Property and equipment, net	374,108	376,877
Equity investments	298,917	316,234
Other long-term assets	1,002,905	1,009,179
Total assets	$2,103,303	$2,186,908

Liabilities and Stockholders' Equity:
Current portion of long-term debt	$10,269	$16,458
Other current liabilities	202,955	239,889
Long-term debt, excluding current portion	1,449,122	1,451,708
Other long-term liabilities	131,320	114,062
Stockholders' equity	309,637	364,791
Total liabilities and stockholders' equity	$2,103,303	$2,186,908

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

(Unaudited, in thousands)

	Three Months Ended June 30, 2013
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$126,538	$-	$-	$-	$126,538
Services	-	52,228	32,948	-	85,176
Sales	3,584	16,642	3,104	-	23,330
Total revenue	130,122	68,870	36,052	-	235,044
Cost of instant tickets (1)	71,510	-	-	-	71,510
Cost of services (1)	-	28,747	17,457	-	46,204
Cost of sales (1)	2,521	10,831	2,308	-	15,660
Selling, general and administrative	11,101	6,185	4,461	18,743	40,490
Stock-based compensation	822	655	234	3,953	5,664
Employee termination and restructuring	-	-	-	-	-
Depreciation and amortization	8,840	14,111	19,950	163	43,064
Operating income (loss) from continuing operations	$35,328	$8,341	$(8,358)	$(22,859)	$12,452

	Three Months Ended June 30, 2012
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$119,627	$-	$-	$-	$119,627
Services	-	51,114	34,221	-	85,335
Sales	3,082	13,506	4,457	-	21,045
Total revenue	122,709	64,620	38,678	-	226,007
Cost of instant tickets (1)	68,420	-	-	-	68,420
Cost of services (1)	-	26,963	15,963	-	42,926
Cost of sales (1)	1,991	8,729	3,518	-	14,238
Selling, general and administrative	10,985	5,623	6,718	17,292	40,618
Stock-based compensation	859	575	453	3,959	5,846
Employee termination and restructuring	4,507	-	1,240	-	5,747
Depreciation and amortization	12,813	12,278	11,577	150	36,818
Operating income (loss) from continuing operations	$23,134	$10,452	$(791)	$(21,401)	$11,394

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

(Unaudited, in thousands)

	Six Months Ended June 30, 2013
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$249,351	$-	$-	$-	$249,351
Services	-	102,260	64,683	-	166,943
Sales	7,058	24,803	6,477	-	38,338
Total revenue	256,409	127,063	71,160	-	454,632
Cost of instant tickets (1)	139,704	-	-	-	139,704
Cost of services (1)	-	58,005	34,432	-	92,437
Cost of sales (1)	4,964	16,560	4,427	-	25,951
Selling, general and administrative	22,769	13,125	11,598	37,799	85,291
Stock-based compensation	1,628	1,253	683	7,940	11,504
Employee termination and restructuring	331	-	-	-	331
Depreciation and amortization	17,812	27,869	29,829	323	75,833
Operating income (loss)	$69,201	$10,251	$(9,809)	$(46,062)	$23,581

	Six Months Ended June 30, 2012
				Unallocated
	Printed	Lottery		Corporate
	Products	Systems	Gaming	Expense	Totals

Instant tickets	$242,951	$-	$-	$-	$242,951
Services	-	104,120	68,120	-	172,240
Sales	5,245	24,977	11,788	-	42,010
Total revenue	248,196	129,097	79,908	-	457,201
Cost of instant tickets (1)	138,383	-	-	-	138,383
Cost of services (1)	-	56,322	29,907	-	86,229
Cost of sales (1)	3,401	16,684	11,080	-	31,165
Selling, general and administrative	21,178	12,133	11,595	35,267	80,173
Stock-based compensation	1,681	1,118	810	7,980	11,589
Employee termination and restructuring	4,507	-	3,544	-	8,051
Depreciation and amortization	20,816	24,076	20,095	299	65,286
Operating income (loss)	$58,230	$18,764	$2,877	$(43,546)	$36,325

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ATTRIBUTABLE EBITDA

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income (loss) from continuing operations	$(12,383)	$(10,912)	$(24,670)	$(7,044)
Add: Income tax expense	3,385	3,828	6,931	9,360
Add: Depreciation and amortization	43,064	36,818	75,833	65,286
Add: Interest expense	25,138	24,185	50,146	49,083
Add: Early extinguishment of debt	-	-	-	-
Add/Less: Other (income) expense	(193)	1,208	805	686
EBITDA from continuing operations	$59,011	$55,127	$109,045	$117,371

Credit Agreement adjustments:
Add: Debt-Related Fees and Charges (1)	$8	$55	$8	$55
Add: Amortization of Intangibles	-	-	-	-
Add: Earn-outs for Permitted Acquisitions	-	-	-	-
Add: Extraordinary Charges or Losses under GAAP	-	-	-	-
Add: Non-Cash Stock-Based Compensation Expenses	5,664	5,846	11,504	11,589
Add: Deferred Contingent Compensation Expense	-	-	-	-
Add: Non-Recurring Write-Offs under GAAP	15	-	15	-
Add: Acquisition Advisory Fees	-	671	42	671
Add: Specified Permitted Add-Backs (2)	3,063	6,459	9,136	8,915
Add: Italian Concession Obligations		-	-	-
Add: Racing Disposition Charges and Expenses	-	-	-	-
Add: Playtech Royalties and Fees	1,955	1,928	4,151	3,530
Less: Interest Income	(52)	(31)	(145)	(60)
Less: Extraordinary Income or Gains under GAAP	-	-	-	-
Less: Income on Earn-Outs for Permitted Acquisitions	-	-	-	-

Adjustments to conform to Credit Agreement definition:
Add/Less: Other (income) expense (3)	193	(1,208)	(805)	(686)
Less: Early extinguishment of debt	-	-	-	-
Less: Earnings from equity investments	(3,495)	(6,915)	(9,631)	(15,760)
Add: EBITDA from equity investments	20,167	21,228	41,844	44,333
Attributable EBITDA from continuing operations	86,529	83,160	165,164	169,958
Attributable EBITDA from discontinued operations	(772)	351	(713)	286
Attributable EBITDA	$85,757	$83,511	$164,451	$170,244

EBITDA from equity investments (4):
Earnings from equity investments	$3,495	$6,915	$9,631	$15,760
Add: Income tax expense	2,597	2,994	5,740	6,773
Add: Depreciation and amortization	14,560	10,107	25,723	19,692
Add: Interest expense, net of other	(485)	1,212	750	2,108
EBITDA from equity investments	$20,167	$21,228	$41,844	$44,333

EBITDA from discontinued operations
Net income (loss) from discontinued operations	$(592)	$(1,677)	$(1,458)	$(3,726)
Add: Income tax (benefit) expense	(180)	(544)	(442)	(1,209)
Add: Depreciation and amortization	-	2,268	597	4,318
Add: Credit agreement adjustments	-	304	590	903
EBITDA from discontinued operations	$(772)	$351	$(713)	$286

(1) Amounts reflect write-off of unamortized deferred financing costs in connection with early extinguishment of debt and other debt-related fees and charges.

(2) Amounts include management transition expenses, transaction expenses and restructuring expenses.

(3) Amounts include foreign exchange transactions, interest income, minority interest and other items.

(4) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Sportech Plc, Sciplay (through January 23, 2012), Beijing Guard Libang Technology Co., Ltd. and Northstar Lottery Group, LLC (beginning March 1, 2011).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$46,803	$61,431	$70,039	$83,356

Less: Capital expenditures	(7,661)	(2,353)	(15,007)	(4,311)
Less: Lottery and gaming systems expenditures	(26,209)	(11,963)	(43,065)	(19,356)
Less: Other intangible assets and software expenditures	(10,327)	(14,255)	(22,405)	(26,701)
Total Capital Expenditures	$(44,197)	$(28,571)	$(80,477)	$(50,368)

Free cash flow	$2,606	$32,860	$(10,438)	$32,988

For the second quarter ended June 30, 2013, the Company received return of capital payments from its equity investments in LNS of $13.9 million and CLN of $2.2 million. For the second quarter ended June 30, 2012, the Company received return of capital payments from its equity investment in LNS of $15.1 million and ITL of $0.9 million.

For the first quarter ended March 31, 2013, the Company received no return of capital payments from its equity investments. For the first quarter ended March 31, 2012, the Company received return of capital payments from its equity investment in ITL of $2.2 million.

These items were not included in the Company's Free Cash Flow metric.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

KEY PERFORMANCE INDICATORS

(Unaudited, in millions, except terminals and ASP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Italy - Gratta e Vinci (1):
Retail Sales (Euros)	2,374	2,433	4,920	5,053

China - China Sports Lottery (1):
Retail Sales (RMB)	4,734	5,124	8,634	9,583
Tickets Sold	623	686	1,124	1,291
ASP (RMB)	7.60	7.47	7.68	7.42

	As of June 30,
	2013	2012
Terminal installed base at end of period:
Global Draw	26,563	24,455
Games Media	-	2,891
Barcrest	3,099	4,369

(1) Information provided by third-party lottery operators.